Exhibit 99.1

GCI LIBERTY REPORTS
FIRST QUARTER 2019 FINANCIAL RESULTS

Englewood, Colorado, May 9, 2019 - GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBP) today reported first quarter 2019 results. Headlines include(1):

•	GCI(2) total revenue declined 1% compared to the first quarter 2018

◦	GCI Consumer revenue down 1%, with Consumer data revenue up 5%

◦	GCI Business revenue decreased 1%, with Business data revenue up 1%

"The GCI team continues to grow data revenue while implementing cost savings measures, including organizational restructuring, to offset a challenging operating and regulatory environment," said Greg Maffei, GCI Liberty President and CEO.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2019 to pro forma financial information for the same period in 2018.

Although GCI's results are only included in GCI Liberty's results beginning March 9, 2018, we believe discussion of the standalone results of GCI for all periods presented promotes a better understanding of the overall results of the business. The pro forma financial information presented herein for the three months ended March 31, 2018 was prepared assuming the acquisition took place on January 1, 2017. The pro forma financial information is presented for illustrative purposes only and does not represent what the results of operations of GCI would have been had the acquisition occurred at that time. GCI's pro forma operating results include acquisition accounting adjustments primarily related to revenue, depreciation, amortization, stock compensation and the exclusion of transaction related costs.

GCI

GCI receives support from various Universal Service Fund ("USF") programs: high cost, low income, rural health care, and schools and libraries. The USF Rural Health Care ("RHC") Program subsidizes the rates for services provided to rural health care providers. In November 2017, the Universal Service Administrative Co. ("USAC") requested further information to support GCI's rural rates charged to a number of its RHC Program customers for the year that runs July 1, 2017 through June 30, 2018 (the "2017 Funding Year"). On October 10, 2018, the Federal Communications Commission ("FCC") staff notified

GCI of their decision to reduce RHC support payments to GCI for the 2017 Funding Year by $27.8 million, an approximate 26% reduction, and to apply the same cost methodology to subsequent funding years. Pro forma financials for the first quarter of 2018 reflect this reduction. GCI filed an appeal to the FCC staff decision on November 9, 2018 and a supplemental appeal on January 29, 2019. GCI will continue to pursue this appeal and expects to reduce future RHC Program revenue by a similar rate until a final resolution is reached with the FCC.

Separately, on November 30, 2018, GCI received multiple notices from USAC denying requested funding from an RHC customer (the "Customer") for the 2017 Funding Year. In November 2017, USAC requested information from the Customer related to bidding process documentation for two separate service contracts they have with GCI. The Customer responded, but USAC denied the funding based on the determination that bids previously received were not submitted with the original funding request and/or that bidding information submitted was related to the wrong bidding year. The Customer filed an appeal with USAC on January 29, 2019 and made a supplemental filing on March 12, 2019.

On May 6, 2019, USAC denied the appeal. As a result of the denial, GCI has taken a reserve of $21 million and an associated bad debt expense has been recorded that impacted operating income and adjusted OIBDA(3), representing the portion of revenue for the Customer that would have otherwise been subsidized by the RHC Program recognized from July 1, 2017 through March 31, 2019. Going forward, GCI will not recognize RHC revenue to the extent services continue to be provided to the Customer, which has historically approximated $12 million per year, until an adequate level of clarity is reached on the matter and the applicable revenue recognition criteria are met. GCI expects the Customer to appeal the latest USAC decision to the Wireline Competition Bureau of the FCC within 60 days.

“We are deeply disappointed by the recent appeal denial by USAC, but in 2019 GCI will focus on our core strengths: our network speed and reliability. The network investments we make in 2019 will bring our urban wireless service on par with GCI’s high speed internet service which has become a flagship product for the company," said GCI CEO, Ron Duncan. "We believe the combination of our superior wireline network and improved wireless service will be a competitive advantage for the company as consumer demand for data, especially mobile data, grows."

The following table provides GCI’s operating metrics and pro forma financial results for the first quarter of 2018 and 2019.

(amounts in thousands, except operating metrics)	1Q18	1Q19	% Change
GCI Consolidated Financial Metrics
Revenue
Consumer	$107,828	$106,590	(1)%
Business	107,230	106,621	(1)%
Total Revenue	$215,058	$213,211	(1)%

Operating Income	$3,844	$(23,978)	(724)%
Operating Income Margin (%)	1.8%	(11.2)%	(1,300)	bps

Adjusted OIBDA(1)	$67,789	$44,471	(34)%
Adjusted OIBDA Margin(1) (%)	31.5%	20.9%	(1,060)	bps

GCI Consumer

Financial Metrics
Revenue
Wireless	$40,990	$39,907	(3)%
Data	39,062	41,178	5%
Video	22,477	21,021	(6)%
Voice	5,299	4,484	(15)%
Total Revenue	$107,828	$106,590	(1)%
Operating Metrics
Wireless Lines in Service(2)	196,500	188,700	(4)%
Data - Cable Modem Subscribers(3)	125,400	124,800	—%
Video
Basic Subscribers(4)	93,900	86,700	(8)%
Homes Passed	252,900	253,400	—%
Voice - Total Access Lines in Service(5)	49,300	43,600	(12)%

GCI Business
Financial Metrics
Revenue
Wireless	$23,803	$22,757	(4)%
Data	68,327	69,035	1%
Video	3,685	3,825	4%
Voice	11,415	11,004	(4)%
Total Revenue	$107,230	$106,621	(1)%
Operating Metrics
Wireless Lines in Service(2)	22,100	20,900	(5)%
Data - Cable Modem Subscribers(3)	9,200	9,000	(2)%
Voice - Total Access Lines in Service(5)	37,600	35,700	(5)%

1)	See reconciling schedule 1.

2)	A wireless line in service is defined as a revenue generating wireless device.

3)
A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber.

4)	A basic subscriber is defined as one basic tier of service delivered to an address or separate subunits thereof regardless of the number of outlets purchased.

5)	A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

GCI revenue declined in the first quarter driven by declines in Consumer and Business wireless revenue driven by subscriber losses, a decrease in USF high cost support, and wholesale customers moving backhaul circuits off of the GCI network. These declines were partially offset by growth in both Consumer and Business data revenue. Operating income and adjusted OIBDA declined due to the $21 million RHC reserve, the decrease in revenue and increased costs in the time and materials business, partially offset by reduced selling, general and administrative expense due to lower contract labor costs. The operating income decline was also impacted by an increase in depreciation and amortization due to new assets placed in service.
GCI Consumer
Consumer revenue was down 1% in the first quarter due to declines in wireless, video and voice revenue primarily driven by subscriber losses. These losses were partially offset by significant growth in consumer data revenue due to customer migration to more expensive plans offering higher speeds and data limits.

GCI Business
GCI Business revenue declined by 1% primarily due to the aforementioned declines in wireless revenue driven by wholesale customers moving backhaul circuits off of the GCI network. This was partially offset by an increase in data revenue.

Capital Expenditures
Year to date, GCI has spent $30 million on capital expenditures, excluding capitalized interest. Capital expenditure spending was related primarily to improvements to data and wireless networks. GCI's capital expenditures for 2019 are expected to be approximately $140 million, down from the $160 million expected as of last quarter.

Share Repurchases
From February 1, 2019 through April 30, 2019, GCI Liberty repurchased approximately 84 thousand Series A GCI Liberty shares (Nasdaq: GLIBA) at an average cost per share of $47.76 for total cash consideration of $4 million. The total remaining repurchase authorization for GCI Liberty is approximately $494 million.

FOOTNOTES

1)
GCI Liberty’s President and CEO, Greg Maffei, will discuss these highlights and other matters on GCI Liberty's earnings conference call which will begin at 5:00 p.m. (E.D.T.) on May 9, 2019. For information regarding how to access the call, please see “Important Notice” later in this document.

2)
GCI Liberty’s principal asset is GCI Holdings, LLC (“GCI” or “GCI Holdings”), Alaska's largest communications provider. Other assets include its interests in Charter Communications, Inc. ("Charter") and Liberty Broadband Corporation, as well as its interest in LendingTree and subsidiary Evite.

3)	For a definition of adjusted OIBDA and adjusted OIBDA margin and applicable reconciliations, see the accompanying schedules.

GCI LIBERTY GAAP FINANCIAL METRICS

(amounts in thousands)	1Q18(1)	1Q19
Revenue
GCI Holdings	$56,792	$213,211
Corporate and other	4,412	4,525
Total GCI Liberty Revenue	$61,204	$217,736

Operating Income
GCI Holdings	$3,096	$(23,978)
Corporate and other	(10,465)	(8,666)
Total GCI Liberty Operating Income	$(7,369)	$(32,644)

Adjusted OIBDA
GCI Holdings	$19,748	$44,471
Corporate and other	(5,860)	(6,306)
Total GCI Liberty Adjusted OIBDA	$13,888	$38,165

(1)
First quarter 2018 results include results of GCI Holdings for the period following the GCI Liberty split-off on March 9, 2018. GCI Holdings GAAP financial statements for the first quarter of 2018 differ from GCI Holdings pro forma financial statements due to the impact of acquisition accounting, including deferred revenue adjustments, depreciation and amortization of intangible and tangible assets, RHC Program revenue adjustments and other adjustments.

NOTES
The following financial information with respect to GCI Liberty's investments in equity securities and equity affiliates is intended to supplement GCI Liberty's consolidated statements of operations which are included in its Form 10-Q for the three months ended December 31, 2018 and March 31, 2019.

Fair Value of Public Holdings

(amounts in millions)	12/31/2018	3/31/2019
Charter(1)	$1,527	$1,859
Liberty Broadband(1)	3,074	3,916
LendingTree(2)	756	1,211
Total	$5,357	$6,986

(1)
Represents fair value of the investments in Charter and Liberty Broadband. A portion of the Charter equity securities are considered covered shares and subject to certain contractual restrictions in accordance with the indemnification obligation, as described below.

(2)
Represents fair value of the investment in LendingTree. In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the balance sheet of GCI Liberty at $174 million and $171 million at December 31, 2018 and March 31, 2019, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	12/31/2018		3/31/2019
Cash:
GCI	$100	(4,000,000)	$96
Corporate and other	391		326
Total GCI Liberty Consolidated Cash	$491	(69,000,000)	$422

Debt:
Senior Notes	$775		$775
Senior Credit Facility	715		715
Finance Leases and Other(1)	142		138
Total GCI Debt	$1,632	(4,000,000)	$1,628

Margin Loan	$900		$900
1.75% Exchangeable Senior Debentures due 2046	477		477
Total Corporate Level Debt	$1,377		$1,377

Total GCI Liberty Debt	$3,009	(4,000,000)	$3,005
Premium on debt and deferred financing fees	12		69
Finance leases and tower obligation (excluded from GAAP Debt)	(135)		(131)
Total GCI Liberty Debt (GAAP)	$2,886		$2,943

Other Financial Obligations:
Indemnification Obligation(2)	$79		$110
Preferred Stock(3)	177		177

GCI Leverage(4)	5.2x		5.9x

(1)	Includes the Wells Fargo Note Payable and current and long-term obligations under finance leases and communication tower obligations.

(2)
Indemnity to Qurate Retail, pursuant to an indemnification agreement (the "indemnification agreement"), with respect to the Liberty Interactive LLC ("LI LLC") 1.75% exchangeable debentures due 2046 (the "Charter exchangeable debentures"), as described below.

(3)
Preferred shares have 21-year term, 7% coupon, $25/share liquidation preference plus accrued and unpaid dividends and 1/3 vote per share. The preferred stock is considered a liability for GAAP purposes.

(4)	As defined in GCI's credit agreement.

GCI Liberty cash decreased by $69 million in the first quarter primarily due to share repurchases. Cash at GCI was relatively flat in the quarter as cash from operations was offset by capital expenditures. GCI Liberty debt remained relatively flat.

Pursuant to an indemnification agreement, GCI Liberty will compensate Qurate Retail for any payments made in excess of the adjusted principal amount of the LI LLC Charter exchangeable debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the reference shares of Class A common stock of Charter held at GCI Liberty that underlie the LI LLC Charter exchangeable debentures.  The indemnification obligation on GCI Liberty's balance sheet is valued based on the estimated exchange feature in the LI LLC

Charter exchangeable debentures. As of March 31, 2019, a holder of the LI LLC Charter exchangeable debentures does not have the ability to exchange, and accordingly, the indemnification obligation has been classified as a long-term liability. There is $332 million principal amount of the LI LLC Charter exchangeable debentures outstanding as of March 31, 2019.

Important Notice: GCI Liberty (Nasdaq: GLIBA, GLIBP) President and CEO, Greg Maffei, will discuss GCI Liberty's earnings release on a conference call which will begin at 5:00 p.m. (E.D.T.) on May 9, 2019. The call can be accessed by dialing (800) 458-4121 or (323) 794-2093, passcode 6435458, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to www.gciliberty.com/events. Links to this press release and replays of the call will also be available on GCI Liberty's website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, capital expenditures, matters relating to the Universal Service Administrative Company and Rural Health Care program, statements about the indemnification by GCI Liberty, the continuation of our stock repurchase program and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to GCI Liberty, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and GCI Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in GCI Liberty's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of GCI Liberty, including the most recent Forms 10-K and Forms 10-Q, for additional information about GCI Liberty and about the risks and uncertainties related to GCI Liberty's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for GCI Liberty (and certain of its subsidiaries) and GCI Holdings together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. GCI Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, separately reported litigation settlements, insurance proceeds and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure. GCI Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

GCI Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, GCI Liberty views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that GCI Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of GCI’s adjusted OIBDA to its operating income for the three months ended March 31, 2018 and March 31, 2019, respectively. The pro forma financial information presented below for the three months ended March 31, 2018 was prepared assuming the acquisition took place on January 1, 2017. The pro forma financial information is presented for illustrative purposes only and does not represent what the results of operations of GCI would have been had the acquisition occurred at that time. GCI's pro forma operating results include acquisition accounting adjustments primarily related to revenue, depreciation, amortization, stock compensation and the exclusion of transaction related costs. The pro forma results have also been adjusted for the FCC's Rural Health Care decision.

GCI HOLDINGS ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	1Q18	1Q19
GCI Holdings
Adjusted OIBDA	$67,789	$44,471
Depreciation and amortization	(58,669)	(66,953)
Legal settlement	(3,600)	—
Insurance proceeds(1)	—	2,500
Stock compensation expense	(1,676)	(3,996)
Operating Income	$3,844	$(23,978)

(1)	Insurance payments received for damages sustained during 2018 earthquake.

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for GCI Liberty to operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2018 and March 31, 2019, respectively.

GCI LIBERTY ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	1Q18(1)	1Q19
GCI Liberty
GCI Liberty Adjusted OIBDA
GCI Holdings	$19,748	$44,471
Corporate and other	(5,860)	(6,306)

Consolidated GCI Liberty adjusted OIBDA	$13,888	$38,165
Stock-based compensation	(5,236)	(5,631)
Insurance proceeds	—	2,500
Depreciation and amortization	(16,021)	(67,678)
GCI Liberty Operating Income (Loss)	$(7,369)	$(32,644)

(1)	First quarter 2018 results include results of GCI Holdings for the period following the GCI Liberty split-off on March 9, 2018.

GCI LIBERTY, INC. AND SUBSIDIARIES
BALANCE SHEET INFORMATION
(unaudited)

	March 31,	December 31,
	2019	2018
	Amounts in thousands, except share amounts
Assets
Current assets:
Cash and cash equivalents	$422,420	491,257
Trade and other receivables, net of allowance for doubtful accounts of $17,548 and $7,555, respectively	175,825	182,600
Current portion of tax sharing receivable	36,781	36,781
Other current assets	34,349	40,100
Total current assets	669,375	750,738
Investments in equity securities	1,867,838	1,533,517
Investments in affiliates, accounted for using the equity method	172,975	177,030
Investment in Liberty Broadband measured at fair value	3,915,632	3,074,373
Property and equipment, net	1,161,345	1,184,606
Intangible assets not subject to amortization
Goodwill	855,837	855,837
Cable certificates	305,000	305,000
Wireless licenses	191,697	190,000
Other	16,500	16,500
	1,369,034	1,367,337
Intangible assets subject to amortization, net	423,431	436,006
Tax sharing receivable	74,782	65,701
Other assets, net	163,848	71,514
Total assets	$9,818,260	8,660,822

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$80,678	100,334
Deferred revenue	32,004	31,743
Current portion of debt, net of deferred financing costs	901,306	900,759
Variable forward	91,484	20,340
Other current liabilities	67,490	27,618
Total current liabilities	1,172,962	1,080,794
Long-term debt, net, including $521,376 and $462,336 measured at fair value	2,042,158	1,985,275
Obligations under finance leases and tower obligations, excluding current portion	118,039	122,245
Long-term deferred revenue	62,324	65,954
Deferred income tax liabilities	1,064,198	793,696
Preferred stock	177,445	177,103
Indemnification obligation	110,317	78,522
Other liabilities	121,835	50,543

Total liabilities	4,869,278	4,354,132
Equity
Stockholders’ equity:
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 101,078,065 shares at March 31, 2019 and 102,058,816 shares at December 31, 2018	1,011	1,021
Series B common stock, $.01 par value. Authorized 20,000,000 shares; issued and outstanding 4,441,109 shares at March 31, 2019 and 4,441,609 shares at December 31, 2018	44	44
Series C common stock, $.01 par value. Authorized 1,040,000,000 shares; no shares issued	—	—
Additional paid-in capital	3,212,878	3,251,957
Accumulated other comprehensive earnings (loss), net of taxes	3,068	168
Retained earnings	1,722,471	1,043,933
Total stockholders' equity	4,939,472	4,297,123
Non-controlling interests	9,510	9,567
Total equity	4,948,982	4,306,690
Commitments and contingencies
Total liabilities and equity	$9,818,260	8,660,822

GCI LIBERTY, INC. AND SUBSIDIARIES
STATEMENT OF OPERATIONS INFORMATION
(unaudited)

	Three Months Ended
	March 31,
	2019	2018
	Amounts in thousands, except per share amounts
Revenue	$217,736	61,204
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization shown separately below)	68,893	19,819
Selling, general and administrative, including stock-based compensation	116,309	32,733
Insurance proceeds	(2,500)	—
Depreciation and amortization expense	67,678	16,021
	250,380	68,573
Operating income (loss)	(32,644)	(7,369)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(37,618)	(8,248)
Share of earnings (losses) of affiliates, net	(3,296)	(2,492)
Realized and unrealized gains (losses) on financial instruments, net	1,009,600	(71,481)
Tax sharing agreement	9,081	(6,883)
Other, net	2,768	1,697
	980,535	(87,407)
Earnings (loss) before income taxes	947,891	(94,776)
Income tax (expense) benefit	(269,405)	(75,955)
Net earnings (loss)	678,486	(170,731)
Less net earnings (loss) attributable to the non-controlling interests	(57)	(39)
Net earnings (loss) attributable to GCI Liberty, Inc. shareholders	678,543	(170,692)
Basic net earnings attributable to Class A and Class B GCI Liberty, Inc. shareholders per common share	$6.47	(1.58)
Diluted net earnings attributable to Class A and Class B GCI Liberty, Inc. shareholders per common share	$6.41	(1.58)

GCI LIBERTY, INC. AND SUBSIDIARIES
STATEMENT OF CASH FLOWS INFORMATION
(unaudited)

	Three Months Ended
	March 31,
	2019	2018
	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$678,486	(170,731)
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	67,678	16,021
Stock-based compensation expense	5,631	5,236
Share of (earnings) losses of affiliates, net	3,296	2,492
Realized and unrealized (gains) losses on financial instruments, net	(1,009,600)	71,481
Deferred income tax expense (benefit)	269,397	75,596
Other, net	2,489	243
Change in operating assets and liabilities:
Current and other assets	20,882	(20,092)
Payables and other liabilities	(17,194)	(1,889)
Net cash provided (used) by operating activities	21,065	(21,643)
Cash flows from investing activities:
Cash and restricted cash from acquisition of GCI Holdings	—	147,957
Capital expended for property and equipment	(40,114)	(6,500)
Other	803	—
Net cash provided (used) by investing activities	(39,311)	141,457
Cash flows from financing activities:
Borrowings of debt	—	1,000,000
Repayment of debt, capital lease, and tower obligations	(4,739)	(81,386)
Repurchases of GCI Liberty common stock	(43,910)	—
Contributions from (distributions to) parent, net	—	(1,121,320)
Distribution to non-controlling interests	—	(3,272)
Derivative payments	—	(80,001)
Other financing activities, net	(1,929)	(4,341)
Net cash provided (used) by financing activities	(50,578)	(290,320)
Net increase (decrease) in cash, cash equivalents and restricted cash	(68,824)	(170,506)
Cash, cash equivalents and restricted cash at beginning of period	492,032	574,148
Cash, cash equivalents and restricted cash at end of period	$423,208	403,642